FOR IMMEDIATE RELEASE	NEWS
December 16, 2024	NYSE: NGS
Exhibit 99

Natural Gas Services Group, Inc. Announces the Retirement and Resignation of David Bradshaw from its Board of Directors

Midland, Texas, Dec. 16, 2024 (GLOBE NEWSWIRE) -- Natural Gas Services Group, Inc. (“NGS” or the “Company”) (NYSE: NGS), a leading provider of natural gas compression equipment, technology, and services to the energy industry, announced today that David Bradshaw has retired and resigned from its Board of Directors, effective as of December 10, 2024. Mr. Bradshaw’s decision to retire and resign from the Board was not the result of any disagreement with the Company or the Board.

"The Board and I wanted to formally recognize and thank David for his thirteen years of service to NGS as a Director,” said Stephen Taylor, Chairman of the Board of NGS. “His knowledge of the oil and gas industry along with his significant operating experience provided unparalleled value to the Company and management over his tenure. His insight and advice will be missed by the Board. We wish him well in his future endeavors."

“I want to thank Steve for inviting me on to the Board more than a decade ago,” stated Mr. Bradshaw. “NGS and its Board are in a very strong place and this gave me great comfort in my decision to retire. I wish the Company, the Board, and the management team well and I am confident they will continue to deliver for shareholders.”

About Natural Gas Services Group, Inc. (NGS): NGS is a leading provider of natural gas compression equipment, technology and services to the energy industry. We rent, design, sell, install, service and maintain natural gas compressors for oil and natural gas production and processing facilities, generally using equipment from third-party fabricators and OEM suppliers along with limited in-house assembly. We are headquartered in Midland, Texas, with an assembly facility located in Tulsa, Oklahoma, a rebuild shop located in Midland, Texas, and service facilities located in major oil and natural gas producing basins in the U.S. Additional information can be found at www.ngsgi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitations, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2023 and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, fundamentals of the compression industry and related oil and gas industry, compressor demand assumptions, overall industry outlook, the ability of the Company to capitalize on any potential opportunities and general economic conditions.

For More Information, Contact:

Anna Delgado, Investor Relations

(432) 262-2700
ir@ngsgi.com www.ngsgi.com